Exhibit 5.1

March 19, 2015

Esperion Therapeutics, Inc.

3891 Ranchero Drive, Suite 150

Ann Arbor, MI 48108

Re:                             Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333- 201198) (as amended or supplemented, the “Initial Registration Statement”) filed on December 22, 2014 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Esperion Therapeutics, Inc., a Delaware corporation (the “Company”)  of up to $200,000,000 of any combination of securities of the types specified therein.  The Initial Registration Statement was declared effective by the Commission on December 31, 2014.  Reference is made to our opinion letter dated December 22, 2014 and included as Exhibit 5.1 to the Initial Registration Statement.  In addition, we have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-202859) on March 18, 2015 with the Commission pursuant to Rule 462(b) under the Securities Act relating to the registration by the Company of an additional 12,500 shares of Common Stock (the “Rule 462 Registration Statement,” and together with the Initial Registration Statement, the “Registration Statements”). Reference is made to our opinion letter dated March 18, 2015 and included as Exhibit 5.1 to the Rule 462 Registration Statement.  We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on March 19, 2015 by the Company with the Commission pursuant to Rule 424 under the Securities Act.  The Prospectus Supplement relates to the offering by the Company of up to 2,012,500 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”) covered by the Registration Statements.  The Shares include an option granted to the underwriters of the offering to purchase 262,500 Shares.  The Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statements and to the references to our firm under the caption “Legal Matters” in the Registration

Statements.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP